Exhibit 10.7

Purple Innovation, Inc.

2017 EQUITY INCENTIVE PLAN

Option Grant Agreement

This Option Grant Agreement evidences the grant of a Nonqualified Stock Option (the “Grant”), pursuant to the provisions of the Purple Innovation, Inc. 2017 Equity Incentive Plan (the “Plan”) to the individual whose name appears below (the “Participant”), covering the specific number of shares of stock set forth below, pursuant to the provisions of the Plan and on the following express terms and conditions (capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Plan):

1.	Name of Participant: John Legg

2.	Grant. The option to purchase 250,000 Common Shares of Purple Innovation, Inc. (the “Company”). The grant date of the Grant is February 21, 2019 (the “Grant Date”).

3.	Exercise Price per Share. The exercise price of the Grant shall be the greater of (i) the closing price of the Company’s Common Shares on the Grant Date or (ii) the trailing thirty (30) day volume weighted average price of the Company’s Common Shares determined as of the Grant Date.

4.	Vesting and Exercisability: The Grant shall be subject to four-year monthly vesting following an initial 25% “cliff”; the date of the 25% “cliff” is the first anniversary date of the Grant Date. Vesting of the remaining 75% will occur on the first day of each calendar month thereafter. “Cliff” means herein that no vesting will occur until the date when the first 25% vests and the remaining 75% begins to vest monthly.

5.	Change in Control: Notwithstanding the foregoing, upon a Change in Control, the options issued under the Grant that are then outstanding shall vest as provided in the Plan.

6.	Clawback: The Grant is subject to any Company clawback policy as may be adopted or amended from time to time.

7.	Exercise: With respect to the Grant, the Exercise Price shall be payable, at the Participant’s election (A) in cash; (B) if there is a public market for the Common Shares at the time of exercise, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Common Shares otherwise deliverable upon the exercise of the option and to deliver promptly to the Company an amount equal to the Exercise Price or (C) by a “net exercise” method whereby the Company withholds from the delivery of the Common Shares for which such option was exercised that number of Common Shares having a Fair Market Value equal to the aggregate Exercise Price for the Common Shares for which such option was exercised. Any fractional Common Shares shall be settled in cash.

8.	Expiration/Termination of Option: This option shall have a term of five years. For the avoidance of doubt, to the extent not expired, terminated or cancelled earlier in accordance with the terms of Plan, the Grant shall expire on February 21, 2024. The provisions of Section 7 of the Plan regarding death, Disability, Retirement and termination of employment (with and without Cause) shall apply.

The Participant hereby acknowledges receipt of a copy of the Plan as presently in effect. The text and all of the terms and provisions of the Plan are incorporated herein by reference, and this option is subject to these terms and provisions in all respects. At any time when the Participant wishes to exercise this option, in whole or in part, the Participant shall submit to the Company a written notice of exercise, specifying the exercise date and the number of Common Shares to be exercised. Upon exercise, the Participant shall remit to the Company the exercise price in cash or in such other form as permitted under the Plan, plus an amount sufficient to satisfy the required withholding tax obligation of the Company, if any, that arises in connection with such exercise.

Purple Innovation, Inc.

By:	/s/ Joseph B. Megibow	February 21, 2019
	Joseph B. Megibow CEO	Dated

Agreed to and Accepted by:

/s/ John Legg		February 21, 2019
John Legg		Dated